EXHIBIT 99.1
COSINE COMMUNICATION, INC. ANNOUNCES
 PLAN TO TERMINATE REGISTRATION OF ITS COMMON STOCK

LOS GATOS, Calif., August 30 /PRNewswire-FirstCall/ -- CoSine Communications, Inc. (Pink Sheets:COSN.pk - News), today announced  that a special committee consisting of all its independent directors has recommended, and its Board of Directors has unanimously approved, a plan to deregister CoSine’s common stock under the Securities Exchange Act of 1934, as amended, and as a result thereof, terminate its periodic reporting obligations with the Securities and Exchange Commission.  CoSine is taking these steps to avoid the substantial and increasing cost and expense of being an SEC reporting company and of regulatory compliance under the Sarbanes-Oxley Act of 2002, and to focus CoSine's resources on the redeployment of its existing assets to acquire, or invest in, one or more operating businesses with existing or prospective taxable income, or from which it can realize capital gains, that can be offset by use of its net operating loss carry-forwards.

To accomplish this, the Board of Directors is proposing to amend CoSine's certificate of incorporation to effect a reverse stock split, which would immediately be followed by a forward stock split. The Board of Directors has tentatively determined a reverse split ratio of 1-for-500 shares and a forward stock split ratio of 500-for-1. Assuming these ratios are used and subject to stockholder approval, registered stockholders owning less than 500 shares of common stock immediately prior to the reverse stock split will receive a cash payment of $2.24 per share, on a pre-split basis, in lieu of owning fractional shares and participating in the forward stock split.  The reverse stock split will be followed immediately by a 500-for-1 forward stock split.  As a result, beneficial stockholders holding shares in "street name" through a nominee (such as a bank or a broker) and registered stockholders owning 500 or more shares of common stock will not be impacted by the reverse/forward stock splits and retain their current numbers of shares of common stock without change. If, after completion of the reverse and forward stock splits, CoSine has fewer than 300 shareholders of record, CoSine intends to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended.  If that occurs, CoSine will be relieved of its requirements to comply with the Sarbanes-Oxley Act of 2002 and to file periodic reports with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q.  CoSine intends to continue to provide interim unaudited financial information and annual audited financial information to its stockholders.

The Board of Directors has reserved the right to change the ratio of the stock splits or to choose an alternative to the stock splits to the extent it believes necessary or desirable in order to accomplish the goal of reducing the number of record holders to below 300. The Board of Directors may also abandon the proposed stock splits at any time prior to the completion of the proposed transaction if it believes that the proposed transaction is no longer in the best interests of CoSine or its stockholders.

The special committee retained an independent financial advisor, Cassel Salpeter & Co., to assist it in determining that the price of $2.24 per share on a pre-split basis to be received by registered stockholders owning less than 500 shares of common stock is fair from a financial point of view.

All stockholders will have a chance to vote on the proposed transaction pursuant to proxy materials which will be filed by CoSine with the SEC in the near future.  CoSine intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the plan.  All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when these documents are available.  Stockholders may obtain a free copy of the definitive proxy statement and Schedule 13E-3 (when available) at the SEC’s website at www.sec.gov.  CoSine also will provide a copy of the definitive proxy statement prior to the special meeting to its stockholders entitled to vote at the special meeting.

About Cosine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier.  As of December 31, 2006, CoSine had ceased all its product and customer service related operations. CoSine’s strategic plan is to redeploy its existing resources to identify and acquire, or invest in, one or more operating businesses with the potential for generating taxable income and/or capital gains. This strategy may allow CoSine to realize future cash flow benefits from its net operating loss carry-forwards (“NOLs”).  As of this date, no candidates have been identified, and no assurance can be given that CoSine will find suitable candidates, and if it does, that it will be able to utilize its existing NOLs.

Safe Harbor Warning

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine's expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. The company uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, Cosine’s ability to identify and effectuate desirable strategic acquisitions, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring and executing possible strategic acquisitions.  A detailed discussion of these factors and other risks that affect CoSine's business is contained in its SEC filings, including its most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors."  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

For additional information contact:

Terry Gibson
(408) 399-6494
E-mail: Terry.Gibson@Cosinecom.com